                                                                    EXHIBIT 12.0

                                   ICO, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            SIX MONTHS
                                           FISCAL YEAR ENDED SEPTEMBER 30,                ENDED MARCH 31,
                                 ----------------------------------------------------   -------------------
                                   1992       1993       1994       1995       1996       1996       1997
                                 --------   --------   --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)
Earnings
  Income (loss) before income
     taxes and extraordinary
     items.....................   $ (462)   $(2,001)    $2,651     $6,357    $(1,692)    $3,458     $5,806
  Undistributed income in joint
     ventures..................       --         --         --         --         80         --         15
                                  ------    -------     ------     ------    -------     ------     ------
          Total Earnings
            (Loss).............     (462)    (2,001)     2,651      6,357     (1,772)     3,458      5,791
                                  ------    -------     ------     ------    -------     ------     ------
Fixed Charges
  Interest expense.............      741      2,414        471        117        669         43        767
  Portion of rental expense
     which relates to
     interest..................      279        523        502        536        590        268        373
                                  ------    -------     ------     ------    -------     ------     ------
          Total fixed
            charges............    1,020      2,937        973        653      1,259        311      1,140
                                  ------    -------     ------     ------    -------     ------     ------

Earnings (Loss) before income
  taxes, extraordinary items,
  undistributed income in joint
  ventures and fixed charges...   $  558    $   936     $3,624     $7,010    $  (513)    $3,769     $6,931
                                  ======    =======     ======     ======    =======     ======     ======
Ratio of earnings to fixed
  charges(1)...................       --         --        3.7x      10.7x        --       12.1x       6.1x
                                  ======    =======     ======     ======    =======     ======     ======

---------------

(1) As a result of incurring a net loss for the fiscal years ended September 30, 1992, 1993 and 1996, earnings did not cover fixed charges by $462,000, $2,001,000 and $1,772,000, respectively.